EXECUTIVE EMPLOYMENT AGREEMENT

This Executive Employment Agreement (this "Agreement") is made and entered into as of this 1st day of October 2005, by and between New Motion, Inc. a Delaware corporation (the "Company") and Shane A. Maidy ("Executive").

1. Engagement and Duties.

 1.1 Upon the terms and subject to the conditions set forth in this Agreement, the Company hereby engages and employs Executive as Senior Vice President of Marketing & Licensing. Executive hereby accepts such engagement and employment.

 1.2 Executive will have access to certain confidential information and may, during the course of his employment, develop certain information which will be the property of the Company. Executive will be required to sign the Company's "Proprietary Information and Assignment of Inventions Agreement" as a condition of his employment under this Agreement.

 1.3 Executive's duties and responsibilities shall be as follows: responsible for the development and expansion of the Company's licensed content library and strategic placement of such content on New Motion's mobile platform, subject to the supervision, direction and control of the Board of Directors (the "Board") of the Company. In addition, Executive's duties shall include those duties and services for the Company and its affiliates as the Board shall from time to time reasonably direct. Executive shall report directly to the Chief Executive Officer of the Company.

 1.4 Executive agrees to devote his primary business time, energies, skills, efforts and attention to his duties hereunder, and will not, without the prior written consent of the Company, which consent will not be unreasonably withheld, render any material services to any other business concern. Executive will use his best efforts and abilities faithfully and diligently to promote the Company's business interests.

(a) Company acknowledges and approves that Executive currently has a vested interest in another Corporation that maintains and is acquiring content from international sources which is to be utilized in various media formats. From time to time Executive may chose to hold director and officer positions with the Corporation. Executive has made Company aware of these circumstances and have agreed that this will not prevent Executive from performing his services to Company. Executive will perform his services for the Corporation so not to interfere with his services to Company. Executive shall inform Company immediately of any potential conflicts of interests and shall resolve such potential conflicts in favor of the Company.

Executive may perform his duties and obligations under this Agreement remotely for up to three days per week, so long as doing so does not interfere with his performance of such duties and obligations and the Executive complies with the Company's Telecommunications Policy. On days Executive is not working remotely, he shall work from an office provided by the Company in Orange County, California, or such other location in Los Angeles or Orange County, California, as the Board may from time to time determine.

2. Term of Employment. Executive's employment pursuant to this Agreement shall commence on August 25, 2005 ("Start Date") and shall terminate on the earliest to occur of the following:

(a) the close of business on the second anniversary of the Start Date;

(b) the death of Executive;

(c) delivery to Executive of written notice of termination by the Company if Executive shall suffer a "permanent disability," which for purposes of this Agreement shall mean a physical or mental disability which renders Executive, in the reasonable judgment of the Board, unable to perform his duties and obligations under this Agreement for 90 days in any 12-month period;

(d) notice to Executive of termination by the Company for Cause. For purposes of this Agreement, Cause means: (ii) any material breach of any of the terms of this Agreement; (ii) any act or omission knowingly undertaken or omitted by Executive with the intent of causing damage to the Company, its properties, assets or business, goodwill, or its stockholders, officers, directors or employees; (ii) commission of any material act of dishonesty, fraud, misrepresentation, misappropriation, embezzlement, or other act of moral turpitude; (iii) Executive's consistent failure to perform his normal duties or any obligation under any provision of this Agreement, in either case, as directed by the Chief Executive Officer and/or the Board; (iv) conviction of, or pleading nolo contendere to (A) any crime or offense involving monies or other property of the Company; (B) any felony offense; or (C) any crime of moral turpitude; or (v) the chronic or habitual use or consumption of drugs or alcoholic beverages; or

(e) notice to Executive of termination by the Company "without cause."

After the expiration of the Employment term under Section 2(a), if Executive continues to be employed by the Company, such employment shall be terminable "at will" by either the Company or Executive and the terms and conditions of this Agreement shall continue to apply; provided, however, that if the Company terminates Executive's "at will" employment without Cause, then the severance amount set forth in Section 3.1 payable to Executive as a result of such termination shall be equal to one month's pay at Executive's then-current base salary, accrued vacation and any Company approved holidays for which the Executive worked reimbursement of any approved expenses incurred up through date of termination and such amount shall be paid pursuant to California law. Additionally, Executive shall be entitled to Commissions as described in Section 3.3 of this Agreement for a period as agreed to in Exhibit A Paragraph 2.f. which provides Executive upon termination of its relationship with Company an one percent (1%) Commission Fee of Company's Gross Revenue for any license signed, content secured or relationship developed where Executive introduces Company to Property owner, Licensor or business partner.

In the event Executive is terminated for Cause pursuant to section 2(d), the Executive shall only receive his base salary though the termination date and shall not be entitled to any additional compensation, including salary, or bonus, excluding commissions. accrued vacation, Company approved holidays for which the Executive worked. Additionally, Executive shall be entitled to Commissions as described in Section 3.3 of this Agreement for a period as agreed to in Exhibit A Paragraph 2.f. which provides Executive upon termination of its relationship with Company an one percent (1%) Commission Fee of Company's Gross Revenue for any license signed, content secured or relationship developed where Executive introduces Company to Property owner, Licensor or business partner.

3. Compensation; Executive Benefit Plans.

 3.1 Base Salary. Commencing on the Start Date, the Company shall pay Executive an annual base salary of $135,000.00. Executive's annual base salary will be increased to $160,000.00 on the first anniversary of the Start Date. Executive's base salary shall be payable in installments throughout the year in the same manner and at the same times the Company pays base salaries to other executives of the Company. In the event that Executive's employment is terminated, above (i.e., without cause), the Company shall continue to pay Executive's then-current base salary, Bonus described in Section 3.2, Commissions described in Section 3.3, as severance pay for the balance of the initial term hereof, and Executive shall retain only those Options described in Section 3.4, below, that have vested prior to the effective date of such termination.

3.2 Bonuses.

(a) Executive will also be eligible to receive a bonus, capped at $120,000 per year (the "Bonus") at the times and in the amounts set forth below:

The Bonus will be paid in cash pursuant to the schedule below and will accrue on each monthly anniversary of the Start Date for a period of twenty four months (the "Bonus Period"). At the end of each calendar month following the Start Date, Executive shall accrue a bonus of 1% of the Company's then completed month's net profits, as determined in accordance with generally accepted accounting principals ("GAAP"). The accrued bonus for each monthly period shall be payable under this paragraph within 30 days after the end of each calendar quarter in the Bonus Period and upon completion of the un-audited interim financial statements of the Company (or its successor) for each such calendar quarter for which a Bonus is payable hereunder (the "Bonus Payment Date"). The Bonus for any month in the Bonus Period which is less than a full month, shall be prorated for the applicable month. All bonus calculations shall be made by the Company, whose determination shall be final and binding on Executive and the Company absent manifest error.

In the event of an adjustment to the financial statements used above, occasioned by results of the actual year end audit, the Executive and the Company shall make an adjusting payment (in cash, or stock if the stock election has been made) to one another, as necessary, to reflect any change to the financial information used to calculate the bonus payable hereunder. Any under payment of Bonuses will be paid to Executive within 30 days of the discovered error, however these adjustments will not effect the maximum allowable under Section 3.2. Any over payment of Bonuses to Executive will be reflected in next bonus period, however these adjustments will not effect the maximum as allowed under Section 3.2. Any overpayment of a bonus will be adjusted through the future bonus payment.

(b) Executive will also receive a bonus equal to 1% of the net profits of the Company's licensing division, as determined in accordance with generally accepted accounting principals ("GAAP"). The accrued bonus for each monthly period shall be payable under this paragraph within 30 days after the end of each calendar quarter and upon completion of the un-audited interim financial statements of the Company (or its successor) for each such calendar quarter for which a bonus is payable hereunder (the "Bonus Payment Date"). The bonus for any month which is less than a full month, shall be prorated for the applicable month. All bonus calculations shall be made by the Company's outside accountants whose determination shall be final and binding on Executive and the Company absent manifest error.

In the event of an adjustment to the financial statements used above, occasioned by results of the actual year end audit, the Executive and the Company shall make an adjusting payment (in cash, or stock if the stock election has been made) to one another, as necessary, to reflect any change to the financial information used to calculate the bonus payable hereunder. Any under payment of Bonuses will be paid to Executive within 30 days of the discovered error, however these adjustments will not effect the maximum allowable under Section 3.2. Any over payment of Bonuses to Executive will be reflected in next bonus period, however these adjustments will not effect the maximum as allowed under Section 3.2.

 3.3 Commissions. Attached as Exhibit A to this Agreement is a copy of Executive's Consulting Agreement with the Company, dated April 20, 2005 ("Consulting Agreement"). Executive will receive commissions earned as a result of services performed under the Consulting Agreement according to the terms and at the rates set forth in section 2 of the Consulting Agreement ("Residual Commissions"). A complete list of the relationships, deals and/or business opportunities for which Executive will receive Residual Commissions is set forth on Exhibit B to this Agreement.

 3.4 Stock Options. Subject to approval by the Company's Board of Directors, you will be granted an option to purchase up to 60,000 shares of NMI's Common Stock (the "Options") at an exercise valued at the fair market value of the stock as of the Value Determination Date (defined below). For purposes hereof, if the Company is a private company, the fair market value of the stock as of the last day in the applicable quarterly period (the "Value Determination Date") shall be determined in good faith by the Board of Directors of the Company. If the Company is public at that time, the fair market value of the stock on the Value Determination Date shall be the average closing price of the stock on the market on which it is then being traded for the 20 trading days immediately preceding the Value Determination Date. The Options will be governed by and granted pursuant to a separate Stock Option Agreement. The Options will be subject to vesting so long as you continue to be employed by the Company, according to the vesting schedule set forth in the Stock Option Agreement. Accelerated Vesting: Company agrees that all 60,000 shares (or the remaining unvested shares at the time shall or any subsequent grant of shares) shall vest automatically for Executive, should one of the following events take place, (1) a "Change of Control" For purposes of this letter agreement, a "Change of Control" shall be deemed to have occurred in the event (i) any person (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or group of such "persons", without the consent of the Company's Board of Directors, is or becomes a "beneficial owner" (as defined in Rule 13d-3 of the Exchange Act), directly or indirectly, of securities of the Company representing fifty-one percent (51%) or more of the combined voting power of the Company's then outstanding securities; (ii) of a merger, consolidation or stock sale which results in the holders of the Company's capital stock immediately prior to such merger, consolidation or stock sale owning less than fifty percent (50%) of the voting equity of the Company's capital stock immediately after such merger, consolidation or stock sale; or (iii) of the sale or transfer of all or substantially all of the assets of the Company.

3.5 Vacation. You will receive two weeks paid vacation, one week will vest immediately upon the Start Date and you shall accrue the other week. During the second year of your employment, you will receive three weeks paid vacation which you shall accrue during that year. All vacation shall be paid and earned in accordance with the Company's vacation policy.

 3.6 Laptop/Mobile Telephone-PDA. The Company will provide Executive with a laptop computer and a PDA for business use. The laptop and Mobile Telephone-PDA will remain the property of the Company and must be returned upon the termination of Executive's employment with the Company.

 3.7 Other Benefits. During the term of his employment hereunder, Executive shall be eligible to participate in all operative employee benefit and welfare plans of the Company then in effect from time to time and in respect of which all executives of the Company generally are entitled to participate ("Company Executive Benefit Plans"), including, to the extent then in effect, auto allowances, group life, medical, disability and other insurance plans, all on the same basis applicable to employees of the Company whose level of management and authority is comparable to that of Executive.

 3.8 The Company reserves the right to modify, suspend, or discontinue any and all of the above-mentioned plans, practices, policies and programs at any time as long as such action is taken generally with respect to other similarly situated executives of the Company.

 3.9 The Company may deduct from any compensation payable to Executive the minimum amounts sufficient to cover applicable federal, state and/or local income tax withholding, old-age and survivors' and other social security payments, state disability and other insurance premiums and payments. This shall also apply to bonus payments where Executive elects to receive stock instead of cash, except that Executive shall provide the funds necessary for the Company to comply with its withholding obligations. This may be accomplished either by depositing such funds with the Company or the Company is authorized to offset the amounts required for withholding from Executive's Base Salary.

4. Expenses.

 4.1 Generally. Executive shall be entitled to reimbursement from the Company for the reasonable costs and expenses which he incurs in connection with the performance of his duties and obligations under this Agreement in a manner consistent with the Company's practices and policies as adopted or approved from time to time by the Board for executive officers generally.

4.2 Travel. All travel requests must be approved in advance by the Chief Executive Officer. The Company will reimburse Executive for expenses reasonably incurred by him for business travel, including transportation, lodging and reasonable entertainment expenses, pursuant to the Company's Travel Policy.

 4.3 Vehicle. The Company will reimburse Executive for automobile expenses for one vehicle, including lease or finance payments, gasoline, insurance, maintenance, repairs and all other reasonable costs associated with the vehicle, up to a maximum reimbursement of $800 per month.

 4.4 Mobile Telephone/PDA. The Company will reimburse Executive for the monthly fees associated with a mobile telephone and Blackberry (or equivalent) service, up to a maximum of $300 per month.

5. Dispute Resolution.

 5.1 Agreement to Arbitrate. Executive and the Company agree to arbitrate before a neutral arbitrator any and all disputes or claims arising from or relating to Executive's recruitment to or employment with the Company, or the termination of that employment, including claims against any current or former agent or employee of the Company, whether the disputes or claims arise in tort, contract, or pursuant to a statute, regulation, or ordinance now in existence or which may in the future be enacted or recognized, including, but not limited to, the following claims:

claims for fraud, promissory estoppel, fraudulent inducement of contract or breach of contract or contractual obligation, whether such alleged contract or obligation be oral, written, or express or implied by fact or law;

•
claims for wrongful termination of employment, violation of public policy and constructive discharge, infliction of emotional distress, misrepresentation, interference with contract or prospective economic advantage, defamation, unfair business practices, and any other tort or tort-like causes of action relating to or arising from the employment relationship or the formation or termination thereof;

•
claims of discrimination, harassment, or retaliation under any and all federal, state, or municipal statutes, regulations, or ordinances that prohibit discrimination, harassment, or retaliation in employment, as well as claims for violation of any other federal, state, or municipal statute, regulation, or ordinance, except as set forth herein; and

•
claims for non-payment or incorrect payment of wages, commissions, bonuses, severance, employee fringe benefits, stock options and the like, whether such claims be pursuant to alleged express or implied contract or obligation, equity, the California Labor Code, the Fair Labor Standards Act, the Employee Retirement Income Securities Act, and any other federal, state, or municipal laws concerning wages, compensation or employee benefits.

5.2 Claims Excluded from Arbitration. The Company and Executive understand and agree that arbitration of the disputes and claims covered by this Agreement shall be the sole and exclusive mechanism for resolving any and all existing and future disputes or claims arising out of Executive's recruitment to or employment with the Company or the termination thereof. The Company and Executive further understand and agree that the following disputes and claims are not covered by this Agreement and shall therefore be resolved as permitted or required by the law then in effect:

•	claims for workers' compensation benefits, unemployment insurance, or state or federal disability insurance;

•	claims for injunctive and/or other equitable relief; and

•	any other dispute or claim that has been expressly excluded from arbitration by law.

Also, nothing in this section should be interpreted as restricting or prohibiting Executive from filing a charge or complaint with a federal, state, or local administrative agency charged with investigating and/or prosecuting complaints under any applicable federal, state or municipal law or regulation. Any dispute or claim that is not resolved through the federal, state, or local agency must be submitted to arbitration in accordance with this section.

 5.3 Waiver of Court or Jury Trial. Executive and the Company understand and agree that the arbitration of disputes and claims under this section shall be instead of a trial before a court or jury or a hearing before a government agency. Executive and the Company understand and agree that, by signing this Agreement, Executive and the Company are expressly waiving any and all rights to a trial before a court or jury or before a government agency regarding any disputes and claims which we now have or which we may in the future have that are subject to arbitration under this section.

 5.4 Arbitration Procedures. The arbitrator shall issue a written award that sets forth the essential findings and conclusions on which the award is based. The arbitrator shall have the authority to award any relief authorized by law in connection with the asserted claims or disputes. The arbitrator's award shall be final and binding on both the Company and Executive and it shall provide the exclusive remedy(ies) for resolving any and all disputes and claims subject to arbitration under this section. The arbitrator's award shall be subject to correction, confirmation, or vacation, as provided by California Code of Civil Procedure Section 1285.8 et seq and any applicable California case law setting forth the standard of judicial review of arbitration awards.

The arbitration shall be conducted in accordance with the National Rules for the Resolution of Employment Disputes of the American Arbitration Association; provided, however, that the Arbitrator shall allow the discovery authorized by California Code of Civil Procedure section 1283.05 or any other discovery required by California law. Also, to the extent that any of the National Rules for the Resolution of Employment Disputes or anything in this Agreement conflicts with any arbitration procedures required by California law, the arbitration procedures required by California law shall govern.

5.5 Place of Arbitration. The arbitration shall take place in Orange County, California, or, at the Executive's option, the county in which the Executive resides at the time the arbitrable dispute(s) or claim(s) arose, or in any county in which venue would have been proper if Executive were free to bring the dispute(s) or claim(s) in court.

 5.6 Governing Law. This Agreement and its validity, construction and performance shall be governed by the laws of the State of California, without reference to rules relating to conflicts of law. Any dispute(s) and claim(s) to be arbitrated under this section shall be governed by the laws of the State of California, without reference to rules relating to conflicts of law.

 5.7 Costs of Arbitration. The Company will bear the arbitrator's fee and any other type of expense or cost that the employee would not be required to bear if he or she were free to bring the dispute(s) or claim(s) in court as well as any other expense or cost that is unique to arbitration. The Company and Executive shall each bear their own attorneys' fees incurred in connection with the arbitration, and the arbitrator will not have authority to award attorneys' fees unless a statute or contract at issue in the dispute authorizes the award of attorneys' fees to the prevailing party, in which case the arbitrator shall have the authority to make an award of attorneys' fees as required or permitted by applicable law. If there is a dispute as to whether the Company or Executive is the prevailing party in the arbitration, the arbitrator will decide this issue.

 5.8 Knowing Waiver. Executive has been advised to consult with an attorney of his our own choosing before signing this Agreement, and has had an opportunity to do so. Executive agrees that he has read this section carefully and understands that by signing this Agreement, he is waiving all rights to a trial or hearing before a court or jury of any and all disputes and claims regarding Executive's employment with the Company or the recruitment to or termination thereof (except as otherwise stated herein).

6. Miscellaneous,

 6.1 Notices. All notices, requests and other communications (collectively, "Notices") given pursuant to this Agreement shall be in writing, and shall be delivered by personal service or by United States first class, registered or certified mail (return receipt requested), postage prepaid, addressed to the party at the address set forth below:

If to Company:	New Motion, Inc 42 Corporate Park Suite 250 Irvine CA 92606 949-777-3700 (phone) 949-777-3707 (fax) Attn: Board of Directors

If to Executive:	Shane A. Maidy 11745 Montana Avenue, #204 Los Angeles, CA 90049 Tel: (310) 471-1752 Fax (310) 471-1759

Any Notice shall be deemed duly given when received by the addressee thereof, provided that any Notice sent by registered or certified mail shall be deemed to have been duly given three days from date of deposit in the United States mails, unless sooner received. Either party may from time to time change its address for further Notices hereunder by giving notice to the other party in the manner prescribed in this section.

 6.2 Entire Agreement. This Agreement contains the sole and entire Agreement and understanding of the parties with respect to the entire subject matter of this Agreement, and any and all prior discussions, negotiations, commitments and understandings, whether oral or otherwise, related to the subject matter of this Agreement are hereby merged herein. No representations, oral or otherwise, express or implied, other than those contained in this Agreement have been relied upon by any party to this Agreement.

 6.3 Severability. The Company and Executive believe the covenants contained in this Agreement are reasonable and fair in all respects, and are necessary to protect the interests of the Company and Executive. However, in case any one or more of the provisions or parts of a provision contained in this Agreement shall, for any reason, be held to be invalid, illegal or unenforceable in any respect in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or part of a provision of this Agreement or any other jurisdiction, but this Agreement shall be reformed and construed in any such jurisdiction as if such invalid, illegal or unenforceable provision or part of a provision had never been contained herein and such provision or part shall be reformed so that it would be valid, legal and enforceable to the maximum extent permitted in such jurisdiction.

 6.4 Neutral Interpretation. This Agreement constitutes the product of the negotiation of the parties hereto and the enforcement hereof shall be interpreted in a neutral manner, and not more strongly for or against either party based upon the source of the draftsmanship hereof.

 6.5 Captions. The various captions of this Agreement are for reference only and shall not be considered or referred to in resolving questions of interpretation of this Agreement.

6.6 Indemnification.

(a) The Company shall provide indemnification for its directors and officers (which shall include Executive) to the maximum extent allowed by the Company's Articles of Incorporation, by-laws or Section 145 of the Delaware General Corporation Law. Company shall also indemnify Executive for any claims relating to the executive acting within the course and scope of employment pursuant to California Labor Code 2802.

 6.7 Business Day. If the last day permissible for delivery of any Notice under any provision of this Agreement, or for the performance of any obligation under this Agreement, shall be other than a business day, such last day for such Notice or performance shall be extended to the next following business day (provided, however, under no circumstances shall this provision be construed to extend the date of termination of this Agreement).

6.8 Miscellaneous This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. The section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. This Agreement embodies the entire Agreement and understanding of the parties hereto in respect of the subject matter contained herein and may not be modified orally, but only by a writing subscribed by the party charged therewith. There are no restrictions, promises, representations, warranties, covenants or undertakings, other than those expressly set forth or referred to herein. This Agreement supersedes all prior Agreements and understandings (whether oral or written) between the parties with respect to such subject matter.

In witness whereof, the parties have executed this Agreement as of the date first set forth above.

Company:		Executive:

New Motion, Inc.

By:	/s/ Scott Walker	/s/ Shane A. Maidy
	Scott Walker, Chief Executive Officer	Shane A. Maidy

EXHIBIT A

CONSULTING AGREEMENT

Shane A. Maidy	11745 Montana Avenue #204

Los Angeles, CA 90049
310) 200-0039 tel. / 310) 471-1759 fax
smalc1062vnail.com

April 20, 2005

Mr. Scott Walker
New Motion, Inc. 10
Corporate Park Suite 315
Irvine, California 92606

Re: CONSULTING PROJECT

Dear Mr. Walker:

This letter confirms an agreement whereby Shane A. Maidy ("Maidy") is engaged by New Motion, Inc. ("NMI") to provide licensing, marketing and new business services to NMI. This confirmation is made pursuant to the following terms and conditions:

1.	Maidy's authority shall include:

a. Consultations. Maidy shall make himself available to consult and advise NMI on any matters of importance concerning the business affairs of NMI. Maidy, among other services that may be requested, will review, evaluate and assist NMI in the procurement of content and business development. A detailed listing, although not all-inclusive, is attached as Appendix "A" disclosing duties, responsibilities and fees of Maidy as part of this Agreement. Maidy is not considered to be an employee of NMI for the term of this engagement.

2.
Maidy's retention by NMI is effective as of May 1, 2005 and shall be in effect until July 31, 2005. As consideration for the advisory services to be performed by Maidy, NMI will pay a Consulting Fee based on fees outlined in Appendix "A" and a Commission Fee as outlined below in sections "2a - 2f". The first Consulting Fee payment will be due on the date of this Agreement and any other payments due thereafter shall be due no later than the 10" of each month during the Term of this Agreement. At the conclusion of the assignment as outlined in Appendix "A", NMI shall continue to pay Maidy any Commission Fees for as long as NMI continues to benefit and generate revenues from any relationships, deals or business opportunities that Maidy initiated on behalf of NMI. Should NMI wish to engage Maidy in any additional consulting assignment(s) and/or extend the Term of this Agreement, Maidy and NMI will negotiate in good faith. Maidy shall earn a Commission Fee based on the Gross Revenue generated from each relationship. Such commission shall be as follows and shall be in effect for as long as NMI has a relationship with the respective business partner(s):

a.
Two percent (2%) of the first $500,000 of NMI's monthly Gross Revenue on any license signed, content secured or relationship developed where Maidy introduces NMI to property owner, Licensor or business partner.

b.
One and three quarters percent (1.75%) on the next $250,000 of NMI's monthly Gross Revenue on any license signed, content secured or relationship developed where Maidy introduces NMI to property owner, Licensor or business partner.

c.
One and a half percent (1.5%) on the next $250,000 of NMI's monthly Gross Revenue on any license signed, content secured or relationship developed where Maidy introduces NMI to property owner, Licensor or business partner.

d.
One and a quarter percent (1.25%) on the next $250,000 of NMI's monthly Gross Revenue on any license signed, content secured or relationship developed where Maidy introduces NMI to property owner, Licensor or business partner.

e.
One percent (1%) on any amount thereafter generated of NMI's monthly Gross Revenue on any license signed, content secured or relationship developed where Maidy introduces NMI to property owner, Licensor or business partner.

f.
In the event NMI and Maidy terminate their relationship, Maidy shall receive a Commission Fee of One percent (1%) of NMI's Gross Revenue for any license signed, content secured or relationship developed where Maidy introduces NMI to property owner, Licensor or business partner.

3.
In addition to the fees to be paid in Section 2 above, NMI agrees to reimburse Maidy for all reasonable out-of-pocket expenses incurred in connection with the engagement. Such reimbursement will be due and payable upon presentation of invoice. NMI will approve all material out-of-pocket expenses incurred by Maidy in advance.

4.
NMI agrees to supply, in a timely manner, Maidy with such information as the latter requests in order for Maidy to perform his responsibilities with respect to this Agreement. NMI shall give Maidy discretionary authority to disclose to potential business partners such information about NMI as is customary in such endeavors. Said partners, where appropriate, will execute a Confidentiality Agreement.

NMI shall indemnify, defend and hold harmless Maidy from and against any and all damages, liabilities, costs and expenses (including reasonable attorney's fees) incurred in any action arising out of or in connection with negligence, willful misconduct, or intellectual property right infringement by NMI.

6.	You represent and warrant that you are duly authorized to enter into this Agreement on behalf of NMI. This Agreement shall be binding on your successors and permitted assigns.

7.
This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of California, without regard to its choice of law provisions. In the event that a dispute arises out of this agreement such dispute shall be settled by binding arbitration in accordance with the rules of the American Arbitration Association and the prevailing party shall be awarded reasonable attorneys' fee.

Please indicate NMI's acceptance of the terms of this Agreement by signing below and returning same to me.

Very truly yours,

_______________________
Shane A. Maidy

ACCEPTED AND ACKNOWLEDGED:
NEW MOTION, INC.

By:______________________

Print Name: _________________________

Title:______________________

Print Title_________________________

Appendix A
Duties and responsibilities regarding the engagement of Maidy, re: Section 1.a:

Item	Fee
Monthly Consulting Fee — Licensing / Content Acquisition	$2,000
Monthly Consulting Fee — Marketing (20 hrs.)	$3,000

TOTALS:	$5,000

EXHIBIT B

RESIDUAL COMMISSION SCHEDULE

1. Distributive Networks, LLC

2. NASCAR

3. Sony Pictures Entertainment / Sony Pictures Digital Entertainment

4. Universal Music Group

5. The Walt Disney Company / Walt Disney Internet Group